UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Soliciting Material Pursuant to §240.14a-12

COMMONWEALTH REIT

(Name of the Registrant as Specified In Its Charter)

CORVEX MANAGEMENT LP

KEITH MEISTER

RELATED FUND MANAGEMENT, LLC

RELATED REAL ESTATE RECOVERY FUND GP-A, LLC

RELATED REAL ESTATE RECOVERY FUND GP, L.P.

RELATED REAL ESTATE RECOVERY FUND, L.P.

RRERF ACQUISITION, LLC

JEFF T. BLAU

RICHARD O’TOOLE

DAVID R. JOHNSON

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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On April 23, 2013, Corvex Management LP and Related Fund Management, LLC issued the following press release.

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CONSENT SOLICITATION PROVIDES IMMEDIATE PATH FOR COMMONWEALTH

SHAREHOLDERS TO TAKE BACK COMPANY

Corvex and Related Urge CWH Shareholders to Vote the WHITE Consent Card Today

NEW YORK, April 23, 2013 – Corvex Management LP (“Corvex”) and Related Fund Management, LLC (“Related”), whose separately managed investment funds collectively own approximately 9.2% of the outstanding common shares of CommonWealth REIT (NYSE:CWH), today sent a letter to CWH shareholders, urging them to vote the WHITE consent card and remove the entire Board of CommonWealth before it can take any additional action to destroy shareholder value.

Corvex and Related have also published an investor presentation detailing their plan for driving value and restoring shareholder wealth at CommonWealth and outlining the latest actions of CWH’s Board that they firmly believe have destroyed shareholder value. The presentation is available at www.shareholdersforcommonwealth.com.

Shareholders are urged to sign, date and return the WHITE consent card today. Shareholders may also be able to vote online by following the instructions on the voting materials sent to them. Corvex and Related also encourage all shareholders to call today D.F. King & Co., Inc., their proxy solicitor, at 1-800-714-3313 so they can ensure you receive their materials and they can assist you in voting your shares.

The text of the letter to CWH shareholders is as follows:

April 23, 2013

Fellow Shareholders:

Since we publicly announced our ownership stake in CommonWealth REIT in February, we have consistently emphasized that CommonWealth’s assets are substantially undervalued as a result of blatant mismanagement and a misalignment of incentives between CommonWealth’s shareholders and Reit Management & Research (RMR), CommonWealth’s external manager owned by Barry Portnoy and his son Adam.

In addition to CommonWealth’s record of underperformance, a series of actions by RMR and the Portnoys in the last eight weeks – including a highly dilutive equity offering and repeated efforts to eliminate shareholder rights – demonstrate to us that RMR is not operating CommonWealth for the benefit of CommonWealth’s shareholders. Instead, RMR is operating CommonWealth for the benefit of RMR’s owners, the Portnoys. We believe this must stop immediately. It is time for RMR and the Portnoys to relinquish control of CommonWealth, and for ALL CommonWealth shareholders to take THEIR company back.

OUR CONSENT SOLICITATION: AN IMMEDIATE PATH FOR COMMONWEALTH

SHAREHOLDERS TO TAKE BACK THEIR COMPANY

During the last eight weeks we have made very concrete proposals about the steps that we believe CommonWealth has to take to unlock shareholder value, including the internalization of the management function, a halt to related party transactions, and adoption of best corporate governance practices. We invite you to review our detailed 62-page presentation on the subject posted on our website: www.shareholdersforcommonwealth.com.

In response to our substantive proposals, the Portnoys have unleashed a scorched earth campaign that avoids any substantive discussion of CommonWealth’s business, other than to point out that the Portnoys’ “strategic plan” for the future of CommonWealth is to continue doing the same things they have done for years – i.e. the same things that have in our view caused share value to plummet by over 60% during the period 2007-2012.

Instead of providing specifics as to how they actually plan to create shareholder value, the Portnoys’ campaign relies almost entirely on smoke and mirrors. In particular, the Portnoys constantly feel compelled to evoke self-serving images of “hostile takeovers”. This mischaracterization of our effort by the Portnoys is based on a firm premium proposal we made to the trustees that would have actually taken control of CommonWealth away from the Portnoys while allowing fellow shareholders to either cash-out at a substantial premium or retain their equity and participate in the upside potential of a company under qualified management. We also proposed a “go shop” provision where we would commit to vote our shares in favor of a cash proposal higher than our offer. However, at this point it is clear to us that the Portnoys will not consider any option that takes control of CommonWealth away from them.

Let us be crystal clear: In our view there is just one path that allows shareholders to take back their company in the short-term, and such path is the removal of the entire board of trustees by means of our written consent solicitation. Once the entire board is removed, CommonWealth is required to promptly call a special meeting for shareholders to elect new trustees. We will engage in an active dialogue with all shareholders to identify a truly independent slate of highly qualified nominees who are prepared to work for the interests of ALL shareholders.

OUR COMMITMENT TO THE BEST CORPORATE GOVERNANCE PRACTICES

We will only support trustees who commit to immediately upon their election take steps to amend CommonWealth’s charter and bylaws to conform to ISS and Glass Lewis best practices, so as to guarantee that CommonWealth will not again be hijacked by the Portnoys or any other self-interested group. Make no mistake — we are committed to demand from any future trustee a pledge that, if elected, they will effect the following changes to CommonWealth’s organizational documents:

•	Terminate CommonWealth’s poison pill, and impose a strict policy of non-implementation of poison pills without shareholder approval.

•	Opt-out of every provision of the Maryland Unsolicited Takeovers Act.

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Annually elected board of trustees, with a majority of independent members (based on the same definition of “independence” as ISS utilizes for corporate governance purposes). All new trustees elected by shareholders following the removal of the Portnoys’ board will be up for election at the 2014 annual meeting.

•	Majority vote for the removal of trustees with or without cause.

•	Directors elected by majority of votes cast, with strict resignation policy; plurality voting to apply in contested elections.

•	Shareholders to fill trustee vacancies and permit them to both expand the size of the board and fill newly created vacancies.

•	No ownership / holding period requirements for the nomination of directors or making of other proposal of business by shareholders at the annual meeting.

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Any shareholder to be able to request a record date for shareholders to act by written consent, without ownership / holding period requirements. Record date must be fixed within 10 days of shareholder request.

•	Shareholders to have the power to amend bylaws.

•	No mandatory arbitration of shareholder disputes.

We also expect all future trustees to enforce a strict policy with respect to related party transactions, whether with officers, trustees or significant shareholders of CommonWealth. In particular, as they relate to material transactions with significant shareholders, we would demand that any such transactions be approved by a majority of the shares not owned by any such shareholder.

As it specifically relates to both Corvex and Related, we are committed, and hereby undertake to all shareholders, that:

•

We will not engage in any material transaction with CommonWealth before a new board elected by shareholders is put in place following removal of the current board and implementation of the foregoing changes to CommonWealth’s charter and bylaws; and

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Even after a new independent board is in place there will be absolutely no material transaction between CommonWealth and Related or Corvex without the approval of a majority of the outstanding shares not owned by Related or Corvex.

We are also committed to keeping CommonWealth organized in Maryland, and making sure that no Maryland jobs are lost in this process.

Despite CommonWealth’s misleading and self-serving rhetoric, this is not about Corvex and Related taking over CommonWealth. Our consent solicitation is about ALL shareholders taking their company back. We are fully committed to the best corporate governance practices and will not tolerate from any future board the type of behavior that the Portnoys and their trustees have engaged in with CommonWealth. Anything the Portnoys say otherwise is simply false and an attempt on their part to obfuscate their own mismanagement.

THE PORTNOYS’ BOARD OF TRUSTEES: REDEFINING THE MEANING OF

CONFLICT OF INTEREST AND INDEPENDENCE

Our vision for the future of CommonWealth’s corporate governance system stands in stark contrast to the system put in place by the Portnoys. In addition to the substantial roadblocks the Portnoys have put in place to disenfranchise your rights as shareholders, they have hand-picked a board permeated by conflicts of interest and which, in our view, has acted in a way to benefit RMR and the Portnoys over your interests as shareholders. CommonWealth’s board is currently composed of:

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Barry and Adam Portnoy: The Portnoys – CommonWealth’s two managing trustees – own RMR, which in the period 2007-2012 extracted almost $400 million in fees from CommonWealth. The Portnoys’ disregard for conflicts of interest issues and good corporate governance is well encapsulated in the following candid statement from Adam Portnoy, who in denying that there is a conflict of interest between RMR and CommonWealth stated:

“I’m on both boards and I can say there’s no conflict of interest.”

Whose CommonWealth Is It Anyway? Barron’s, April 20, 2013.

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Joseph Morea: Mr. Morea is a former RBC banker, who retired last year. While Mr. Morea was at RBC, RBC received tens of millions of fees from CommonWealth and other RMR-managed entities. Most recently in the highly dilutive equity offering completed by CommonWealth last month Mr. Morea’s former employer netted over $2 million in underwriting fees. We believe that Mr. Morea’s status as a former RBC managing director and recent beneficiary of millions in fees from the Portnoys renders him hopelessly incapable of acting independently. In fact, at a recent meeting he attended, Mr. Morea, as the only so-called “independent” trustee at the meeting, continuously refused to meet in private with us. When he did voice an opinion, he acknowledged that the CommonWealth board operates without walls or delineations between the independent and the managing trustees. We believe him.

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Frederick Zeytoonjian: Mr. Zeytoonjian is CEO of Turf Products, a distributor of lawn care equipment, and has been working with the Portnoys as a trustee of CommonWealth since 1999. In 2003 he also joined the board of the RMR-managed Senior Housing Properties Trust (SNH). During the last five years SNH has paid $106 million in fees to RMR and $446,980 in total compensation to Mr. Zeytoonjian.

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William Lamkin: Mr. Lamkin has been referred to in CommonWealth’s disclosures and website as both a partner in Ackrell Capital LLC, a San Francisco based investment bank, and a partner in Ackrell & Company LLC, “a San Francisco based investment advisory firm” for which we have been unable to identify any operating history or registrations. Based on public records, we also understand that he has an interest in a restaurant business. Mr. Lamkin has served as a trustee of Hospitality Properties Trust, or HPT, and Select Income REIT, or SIR, since 2007 and 2012, respectively. Both HPT and SIR are managed by RMR, and have in the aggregate paid RMR over $175 million in fees during the last five years and $587,580 in total compensation to Mr. Lamkin.

We believe that no member of CommonWealth’s current board qualifies as an “independent” trustee under any common sense meaning of the term in light of their multiple historical relationships with RMR and the Portnoys. We ask for your support to remove each of the trustees by signing, dating and returning the WHITE consent card today. Please join us as shareholders of CommonWealth in our effort to take back our company.

If you have any questions or require any assistance in executing your consent, please contact D.F. King & Co., Inc. at (800) 714-3313 (toll-free) or (212) 269-5550 (call collect).

We thank you for your continuing support.

Keith Meister	Jeff T. Blau
Corvex Management LP	Related Fund Management, LLC

A copy of Related’s and Corvex’s consent solicitation materials can be obtained at www.shareholdersforcommonwealth.com or by calling D.F. King & Co., Inc., our proxy solicitor, at 1-800-714-3313.

About Corvex Management LP

Corvex Management LP is an investment firm headquartered in New York, New York that engages in value—based investing across the capital structure in situations with identifiable catalysts. Corvex was founded in March 2011 and follows an opportunistic approach to investing with a specific focus on equity investments, special situations and distressed securities largely in North America.

About Related Fund Management LLC

Related Fund Management, LLC is an affiliate of Related Companies, one of the most prominent privately-owned real estate firms in the United States. Formed 40 years ago, Related is a fully-integrated, highly diversified industry leader with experience in virtually every aspect of development, acquisitions, management, finance, marketing and sales. Related’s existing portfolio of real estate assets, valued at over $15 billion, is made up of best-in-class mixed-use, residential, retail, office and affordable properties. For more information about Related Companies please visit www.related.com.

Additional Information Regarding the Consent Solicitation

In connection with their solicitation of written consents, Corvex and Related have filed a definitive written consent solicitation statement with the U.S. Securities and Exchange Commission (the “SEC”) to solicit written consents from shareholders of CommonWealth REIT. Investors and security holders are urged to read the definitive written consent solicitation statement and other relevant documents when they become available, because they contain important information regarding the consent solicitation. The definitive written consent solicitation statement and all other relevant documents are available, free of charge, on the SEC’s website at www.sec.gov.

The following persons are participants in connection with the written consent solicitation of CommonWealth’s shareholders: Corvex Management LP, Keith Meister, Related Fund Management, LLC, Related Real Estate Recovery Fund GP-A, LLC, Related Real Estate Recovery Fund GP, L.P., Related Real Estate Recovery Fund, L.P., RRERF Acquisition, LLC, Jeff T. Blau, Richard O’Toole and David R. Johnson. Information regarding the participants in the consent solicitation and a description of their direct and indirect interests, by security holdings or otherwise, to the extent applicable, is available in the definitive written consent solicitation statement filed with the SEC on April 10, 2013 and Supplement No. 1 thereto filed on April 12, 2013.

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For further information, contact:

D.F. King & Co., Inc.

Shareholders can call toll-free: (800) 714-3313

Banks and brokers call: (212) 269-5550

Rupal Doshi

Corvex

(212) 474-6750

rdoshi@corvexcap.com

Joanna Rose

Related

(212) 801-3902

jrose@related.com